UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                  SCHEDULE 13G
                                (Amendment No. 3)

                    Under the Securities Exchange Act of 1934



                           Florida Gaming Corporation
--------------------------------------------------------------------------------
                                (Name of Issuer)


                          Common Stock, $0.20 Par Value
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    340689306
--------------------------------------------------------------------------------
                                 (CUSIP Number)


                                December 31, 2007
--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


     Check the  appropriate  box to  designate  the rule  pursuant to which this
Schedule is filed:

          [_]  Rule 13d-1(b)

          [X]  Rule 13d-1(c)

          [_]  Rule 13d-1(d)

----------
The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 340689306
          ---------------------


1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     Ramsey Asset Management, LLC

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]

3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     0

6.   SHARED VOTING POWER

     299,500

7.   SOLE DISPOSITIVE POWER

     0

8.   SHARED DISPOSITIVE POWER

     299,500

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     299,500

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     8.97%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     CO

--------------------------------------------------------------------------------
CUSIP No. 340689306
---------------------

1.   NAME OF REPORTING PERSONS
     I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

     W. Russell Ramsey

2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)
                                                                 (a)  [_]
                                                                 (b)  [X]
3.   SEC USE ONLY



4.   CITIZENSHIP OR PLACE OF ORGANIZATION

     United States

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH

5.   SOLE VOTING POWER

     7,075

6.   SHARED VOTING POWER

     299,500

7.   SOLE DISPOSITIVE POWER

     7,075

8.   SHARED DISPOSITIVE POWER

     299,500

9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

     306,575

10. CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)

                                                                      [_]

11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

     9.18%

12.  TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)

     IN

--------------------------------------------------------------------------------
CUSIP No. 340689306
            ---------------------


Item 1(a).  Name of Issuer:


            Florida Gaming Corporation
            --------------------------------------------------------------------

      (b).  Address of Issuer's Principal Executive Offices:

            3500 NW 37th Avenue
            Miami, Florida 33142
            --------------------------------------------------------------------

Item 2(a).  Name of Person Filing:


            Ramsey Asset Management, LLC
            W. Russell Ramsey
            --------------------------------------------------------------------

      (b).  Address of Principal Business Office, or if None, Residence:


            Ramsey Asset Management, LLC
            W. Russell Ramsey
            8200 Greensboro Drive,
            Suite 1550
            McLean, Virginia 22102
            --------------------------------------------------------------------

      (c).  Citizenship:


            Ramsey Asset Management, LLC - Delaware limited liability company
            W. Russell Ramsey - United States
            --------------------------------------------------------------------

      (d).  Title of Class of Securities:


            Common Stock, $0.20 Par Value
            --------------------------------------------------------------------

      (e).  CUSIP Number:


            340689306
            --------------------------------------------------------------------


Item 3. If This Statement is filed pursuant to ss.240.13d-1(b) or 240.13d-2(b), or (c), check whether the person filing is a:

     (a) [_] Broker or dealer registered under Section 15 of the Exchange Act (15 U.S.C. 78c).

     (b) [_] Bank as defined in Section 3(a)(6) of the Exchange Act (15 U.S.C. 78c).

     (c) [_] Insurance company as defined in Section 3(a)(19) of the Exchange Act (15 U.S.C. 78c).

     (d) [_] Investment company registered under Section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [_]  An investment adviser in accordance with s.240.13d-1(b)(1)(ii)(E);

     (f) [_] An employee benefit plan or endowment fund in accordance with s.240.13d-1(b)(1)(ii)(F);

     (g) [_] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

     (h) [_] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C.1813);

     (i) [_] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) [_]  Group, in accordance with s.240.13d-1(b)(1)(ii)(J).

Item 4.     Ownership.

        (a) Amount beneficially owned:

            Ramsey Asset Management, LLC - 299,500
            W. Russell Ramsey - 306,575
            --------------------------------------------------------------------

        (b) Percent of class:

            Ramsey Asset Management, LLC - 8.97%
            W. Russell Ramsey - 9.18%
            --------------------------------------------------------------------

         (c)  Number of shares as to which the person has:

            (i)   Sole power to vote or to direct the vote

                  Ramsey Asset Management, LLC - 0
                  W. Russel Ramsey- 7,075

            (ii)  Shared power to vote or to direct the vote

                  Ramsey Asset Management, LLC - 299,500
                  W. Russell Ramsey - 306,575

            (iii) Sole power to dispose or to direct the disposition of

                  Ramsey Asset Management, LLC - 0
                  W. Russell Ramsey - 7,075

            (iv)  Shared power to dispose or to direct the disposition of

                  Ramsey Asset Management, LLC - 299,500
                  W. Russell Ramsey - 306,575


Item 5.     Ownership of Five Percent or Less of a Class.

            Not Applicable


Item 6.     Ownership of More Than Five Percent on Behalf of Another Person.

            Not Applicable


Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.

            Not Applicable


Item 8.     Identification  and  Classification  of Members of the Group.

            Not Applicable


Item 9.     Notice of Dissolution of Group.

            Not Applicable


Item 10.    Certification.

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                         Ramsey Asset Management, LLC*

                                          By: /s/ Dan Bender
                                          ---------------------
                                            Name:  Dan Bender
                                            Title: Chief Financial Officer
                                            Date:  February 14, 2008

                                           /s/ W. Russell Ramsey*
                                           ---------------------
                                            Name: W. Russell Ramsey
                                            Date:  February 14, 2008


* The Reporting Persons disclaim beneficial ownership in the securities reported herein except to the extent of their pecuniary interest therein.

                                                                     Exhibit A


                                    AGREEMENT

The undersigned agree that this Amendment No. 3 dated February 14, 2008 to
Schedule 13G relating to the Common Stock, $0.20 Par Value, of Florida Gaming Corporation shall be filed on behalf of the undersigned.



                                          Ramsey Asset Management, LLC *

                                          By: /s/ Dan Bender
                                          ---------------------
                                            Name:  Dan Bender
                                            Title: Chief Financial Officer
                                            Date:  February 14, 2008

                                           /s/ W. Russell Ramsey*
                                           ---------------------
                                            Name: W. Russell Ramsey
                                            Date:  February 14, 2008


* The Reporting Persons disclaim beneficial ownership in the shares reported herein except to the extent of their pecuniary interest therein.










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